Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of July 24, 2020, between GI TC 850 WINTER STREET, LLC, a Delaware limited liability company (“Landlord”), and ALKERMES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

WHEREAS, Landlord (as successor-in-interest to PDM 850 Unit, LLC, a Delaware limited liability company (“Prior Landlord”)) and Tenant are parties to that certain Lease dated April 22, 2009 (the “Original Lease”), which Original Lease has been amended by (i) that certain First Amendment to Lease dated June 15, 2009, between Prior Landlord and Tenant (the “First Amendment”), (ii) that certain Second Amendment to Lease dated November 12, 2013, between Prior Landlord and Tenant (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated May 15, 2014, between Prior Landlord and Tenant (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease dated December 30, 2014, between Landlord and Tenant (the “Fourth Amendment”), and (v) that certain Fifth Amendment to Lease dated October 31, 2018, between Landlord and Tenant (the “Fifth Amendment”; the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment is hereinafter referred to as the “Current Lease”).  Pursuant to the Current Lease, Landlord has leased to Tenant space currently containing approximately 163,381 rentable square feet (as more particularly described in the Current Lease, the “Current Premises”) and approximately 353 square feet of storage space in the building located at 850 and 852 Winter Street, Waltham, Massachusetts (the “Building”).  As used herein, the term “Lease” shall hereafter mean the Current Lease, as amended by this Amendment.

WHEREAS, Landlord (as successor-in-interest to Prior Landlord) and Tenant (as successor-in-interest to Millward Brown, Inc.) are parties to that certain Lease dated August 31, 2010 (as amended, the “MaPs Lease”), pursuant to which Tenant leases approximately 16,658 rentable square feet located on the first (1st) floor of the Building, which space is shown on Exhibit A hereto (the “Expansion Space”).

WHEREAS, Landlord and Tenant desire to expand the Current Premises to include the Expansion Space and to terminate the MaPs Lease, subject to and in accordance with the terms and conditions of this Amendment.

WHEREAS, Landlord and Tenant desire to amend the Current Lease for the purpose of, among other matters, expanding the Current Premises and extending the term of the Current Lease, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Recitals Incorporated; Certain Defined Terms.  The Recitals set forth above are incorporated herein by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section.  Terms which are not otherwise defined

[Signature page to Sixth Amendment to Lease]

herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Current Lease.

2.Expansion Space.

2.1Addition of the Expansion Space.  Effective March 1, 2021 (the “Expansion Space Commencement Date”), the Current Premises shall be expanded to include the Expansion Space and the rentable square feet of the Current Premises shall be increased from approximately 163,381 rentable square feet in the Building to approximately 180,039 rentable square feet in the Building.  From and after the Expansion Space Commencement Date, the Current Premises and the Expansion Space shall collectively be deemed to constitute the “Premises” under the Lease, and all references in the Lease to the “Premises” shall be deemed references to the Current Premises, as expanded to include the Expansion Space.  The term for the Expansion Space shall commence on the Expansion Space Commencement Date and end on the Expiration Date (as defined below).  Except as otherwise expressly provided in this Amendment, Tenant’s leasing of the Expansion Space is subject to all of the terms and conditions of the Current Lease.  Except for the Tenant Improvement Allowance (as hereinafter defined), Tenant shall not be entitled to receive any allowances or other Landlord contributions with respect to the Premises.  Upon the Expansion Space Commencement Date, the MaPs Lease shall terminate except for any provisions thereof which expressly survive the termination of the MaPs Lease and any liability arising out of or related to Landlord or Tenant’s failure to perform any of its obligations accruing or arising under the MaPs Lease on or before termination of the MaPs Lease.

2.2Base Rent.  For and with respect to (i) the Premises First Extension Term (as hereinafter defined), Base Rent with respect to the Premises (excepting only the Fourth Expansion Space (as defined in the Fourth Amendment)) shall be as set forth on Schedule I attached hereto, and (ii) the Fourth Expansion Space First Extension Term (as hereinafter defined), Base Rent with respect to the Fourth Expansion Space shall be as set forth on Schedule I attached hereto.

2.3Tenant’s Pro Rata Share. Upon the Expansion Space Commencement Date, Tenant’s Pro Rata Share with respect to the Premises shall be increased to 100%.  The portion of Tenant’s Pro Rata Share allocated to the Fourth Expansion Premises is 7.42%.

2.4Additional Rent.  Effective as of the Expansion Space Commencement Date, (i) Tenant shall pay all Additional Rent payable under the Current Lease, including Tenant’s Pro Rata Share of Operating Expenses and Taxes, applicable to the Expansion Space, in accordance with the terms of the Current Lease, and (ii) all charges for electricity consumed within the Expansion Space shall be payable pursuant to the terms and conditions of Section 3.01 of the Original Lease.

2.5Condition of the Expansion Space.  Tenant currently occupies the Expansion Space under the MaPs Lease and agrees to accept the same for the Premises First Extension Term (as hereinafter defined) “as-is” and in all respects in the condition in which the Expansion Space are in as of the date of this Amendment, without any agreement, representation, understanding or obligation on the part of Landlord to prepare or construct the Expansion Space for Tenant’s occupancy, or to construct any additional work or improvements therein or in the Building, or, excepting only the Tenant Improvement Allowance, to provide any allowances or inducements.

The foregoing shall in no way limit or detract from Landlord’s maintenance, repair and restoration obligations to the extent set forth in the Current Lease.

2.6Tenant Improvement Allowance; Tenant Improvements.

2.6.1Pursuant to the terms hereof, Landlord shall pay to Tenant an amount not to exceed Two Million Two Hundred Fifty Thousand Four Hundred Eighty-Seven and 50/100 Dollars ($2,250,487.50) (the “Tenant Improvement Allowance”), calculated at the rate of Twelve and 50/100 Dollars ($12.50) per rentable square foot of the Premises, which shall be applied towards the cost of Tenant’s improvements to the Premises (the “Tenant Improvements”).  The use of the term “Premises” in this Section 2.6 shall refer to the Current Premises, as expanded to include the Expansion Space, notwithstanding that the Expansion Space Commencement Date may not yet have occurred.  The Tenant Improvement Allowance shall be payable solely on account of labor directly related to Tenant Improvements and materials delivered to the Premises in connection with the Tenant Improvements; provided, however, a portion of the Tenant Improvement Allowance of up to but not more than $450,097.50 (i.e., $2.50 per rentable square foot of the Premises) may be applied against architectural and engineering fees, construction management fees, telephone wiring and computer cabling costs, other telephone and data costs, costs of furniture, fixtures and equipment and other so-called “soft costs” incurred by Tenant in connection with the Tenant Improvements.  Excepting only the alterations depicted on Exhibit B attached hereto (the “Approved Tenant Improvements”), the Tenant Improvement Allowance shall not be applied towards the costs of exterior alterations, alterations outside of the Premises, alterations (excepting only cosmetic alterations) to the current configuration of the demising walls that separate the Fourth Expansion Premises from the remainder of the Premises, or alterations to the common areas of the Property unless, in each case, Tenant has obtained Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed.  Following the effectiveness of this Amendment pursuant to Section 6.3 hereof, Landlord shall disburse the Tenant Improvement Allowance funds to Tenant for the costs and expenses of Tenant Improvements incurred by Tenant pursuant to Section 2.6 hereof if no Event of Default (which has not been cured after the giving of any required notice and expiration of any applicable period of grace) then exists; provided however, upon the occurrence of an Event of Default the obligation of Landlord to fund the Tenant Improvement Allowance shall be suspended and tolled during the pendency of such Event of Default, and if, as and when said Event of Default is cured by Tenant in accordance with the terms and conditions of the Lease, then said suspension shall cease and said obligation shall resume, in accordance with and subject to all of the terms and conditions of this Section 2.6.

2.6.2Following the effectiveness of this Amendment pursuant to Section 6.3 hereof, Landlord shall make progress payments to Tenant of the Tenant Improvement Allowance on a monthly basis, in monthly installments commencing on the commencement of the construction of the Tenant Improvements.  Progress payments shall be made within thirty (30) days following the delivery to Landlord of requisitions therefor, signed by a duly authorized representative of Tenant, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials in excess of $10,000.00 which were the subject of previous progress payments by Landlord to Tenant, and (ii) such other documents and information as Landlord may reasonably request.  Landlord shall make the final disbursement of the Tenant

Improvement Allowance within thirty (30) days after submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 2.6.2, together with final lien waivers by all contractors, subcontractors and material suppliers providing work or materials in excess of $10,000.00.  Notwithstanding the foregoing or any provision of the Lease to the contrary, any Tenant Improvements paid for with the Tenant Improvement Allowance shall become a part of the Premises, shall become the property of Landlord upon the expiration or earlier termination of the Lease, and Tenant shall not be obligated to remove any such Tenant Improvements from the Premises.

2.6.3Notwithstanding the foregoing, if Tenant submits a valid and proper requisition for payment of the Tenant Improvement Allowance, and all of the conditions thereto as set forth above have been satisfied in full, and Landlord shall fail to timely pay the amount requested and such failure shall continue for fifteen (15) days after Tenant provides a written notice to Landlord which expressly and specifically identifies such failure to pay the amount requested and specifically references this Section 2.6.3, then Tenant shall have the right to set-off such unpaid amount against the next monthly installments of Rent payable under the Lease.

2.6.4The Tenant Improvements shall be performed by Tenant in accordance with the terms and conditions of Section 8.01 of the Original Lease, provided however, (i) the requirement set forth in Section 8.01(a) of the Lease that Tenant provide and record bonds or such other security as is reasonably satisfactory to Landlord shall only apply to Tenant Improvements with a cost in excess of $3,250,487.50 in the aggregate (such amount decreasing to $2,500,487.50 in the event Tenant fails to meet the Financial Test), (ii) without limitation, Tenant shall not be responsible for the payment of any supervisory or construction management fees to Landlord or any agent or affiliate of Landlord with respect to the Tenant Improvements, provided, however, Tenant shall reimburse Landlord for Landlord’s reasonable third-party costs of review pursuant to Section 8.01(a) of the Original Lease, and (iii) Landlord hereby consents to and approves of the Approved Tenant Improvements.

2.7Security Deposit.  Landlord acknowledges that Landlord is currently holding (i) a Letter of Credit under the MaPs Lease in the amount of $95,672.42 (the “MaPs Letter of Credit”), and (ii) a Letter of Credit under the Current Lease in the aggregate amount of $1,565,499.01 (as amended, the “Current Lease Letter of Credit”), a portion of which, in the amount of $72,393.76, is allocated to the Fourth Expansion Premises and is defined in the Fourth Amendment as the “Fourth Expansion Premises Letter of Credit”.  From and after the Expansion Space Commencement Date, Landlord shall hold the Current Lease Letter of Credit and the MaPs Letter of Credit (in the aggregate amount of $1,661,171.45) as security for the performance of the obligations of Tenant under the Lease, and shall be entitled to draw upon such Letters of Credit, in each case subject to and in accordance with the terms and conditions of the Lease, including, without limitation, Section 2.05 of the Original Lease.  Promptly following the effectiveness of this Amendment pursuant to Section 6.3 hereof, Landlord shall return to Tenant that certain Letter of Credit issued by Bank of America dated as of October 23, 2018, in the amount of $29,001.18.

2.8Insurance.  On or before the Expansion Space Commencement Date, Tenant shall provide Landlord with an updated certificate of insurance in compliance with Section 4.02 of the Original Lease.  Notwithstanding anything contained in the Current Lease to the contrary, any insurance carried by Tenant under Section 4.02 of the Original Lease shall name as an additional insured Landlord, Landlord’s property manager and/or managing agent, any mortgagee (as of the date hereof, Wells Fargo Bank, National Association, as Trustee, on behalf of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass‐Through Certificates, Series 2014‐GC24 (the “Existing Mortgagee”)) and the association of unit owners under the Reservoir Woods Primary Condominium, TechCore LLC and California Public Employees’ Retirement System (in lieu of The Prudential Insurance Company of America as required by the Original Lease), and any of Landlord agents or contractors providing services to the Building or Premises (provided that Landlord has identified such property manager, managing agent, mortgagee, agents, or contractors by notice to Tenant).

3.Term.

3.1Lease Term.  The term of the Lease for (a) the Premises (excluding the Fourth Expansion Space) is hereby extended to April 30, 2026 (the “Expiration Date”) and (b) the Fourth Expansion Space is hereby extended to October 31, 2026 (the “Fourth Expansion Space Expiration Date”).  With respect to (i) the Premises (excluding the Fourth Expansion Space), the period commencing on the Expansion Space Commencement Date and expiring on the Expiration Date is referred to herein as the “Premises First Extension Term”, and (ii) the Fourth Expansion Space, the period commencing on September 1, 2021 and expiring on the Fourth Expansion Space Expiration Date is referred to herein as the “Fourth Expansion Space First Extension Term”.

3.2Extension Option.

3.2.1Tenant acknowledges and agrees that Tenant shall have one remaining option to extend either, or both, of the Expiration Date and Fourth Expansion Space Expiration Date for one (1) additional Option Term of (i) five (5) years with respect to the Premises (excluding the Fourth Expansion Space), and (ii) four (4) years and six (6) months with respect to the Fourth Expansion Space, in each case pursuant to, and in accordance with, Article 22 of the Original Lease.  Notwithstanding any provision of the Current Lease to the contrary, Tenant may elect to exercise Tenant’s remaining Option Term with respect to the entire Premises, or either (i) the Premises (excepting only the Fourth Expansion Space) or (ii) the Fourth Expansion Space, by delivering notice to Landlord of such election not earlier than January 31, 2025 and not later than April 30, 2025.  Tenant’s failure to identify in Tenant’s Extension Notice whether Tenant has elected to exercise Tenant’s remaining Option Term with respect to the entire Premises, the Premises (excepting only the Fourth Expansion Space) or the Fourth Expansion Space, shall be considered Tenant’s election to exercise Tenant’s remaining Option Term with respect to the entire Premises.  Notwithstanding anything contained in the Current Lease to the contrary, if Tenant timely and properly exercises the extension option for the remaining Option Term pursuant to Article 22 of the Original Lease with respect to the entire Premises or either (i) the Premises (excepting only the Fourth Expansion Space) or (ii) the Fourth Expansion Space, then the term of the Lease with respect to the applicable portion of the Premises shall be extended and shall expire on April 30, 2031.

3.2.2In the event that Tenant elects to extend the Term of the Lease with respect to the Premises (excluding the Fourth Expansion Space) or the Fourth Expansion Space, but not the entire Premises, then (i) effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, solely with respect to the portion of the Premises for which Tenant has not elected to extend the Term (the “Surrender Premises”), the Term of the Lease shall end and expire, and all of Tenant’s right, title and interest in and to the Surrender Premises shall terminate and be extinguished, with the same force and effect as if the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, had originally been specified in the Current Lease as the “Expiration Date”, (ii) effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Landlord and Tenant shall each be released from any and all obligations thereafter arising or accruing under the Lease with respect to the Surrender Premises except for any provisions under the Lease which expressly survive expiration and any liability arising out of or related to Landlord or Tenant’s failure to perform any of its obligations accruing or arising under the Lease on or before such expiration; (iii) by not later than the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Tenant shall yield-up and surrender the Surrender Premises in accordance with the terms and conditions of the Lease, including, without limitation, Article 15 of the Lease, (iv) effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Tenant’s Pro Rata Share and, subject to Section 4.1 below, Tenant’s parking rights under the Lease shall each be reduced to reflect the expiration of the Term with respect to the Surrender Premises, and (v) within forty-five (45) days following the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, the Letter of Credit (and any and all amendments thereto) and any cash security deposit being held by Landlord under the Lease with respect to the Surrender Premises (i.e., the Current Lease Letter of Credit (less the amount of the Fourth Expansion Premises Letter of Credit), in the event the Lease terminates with respect to the Premises (excluding the Fourth Expansion Space), or the Fourth Expansion Premises Letter of Credit, in the event the Lease terminates with respect to the Four Expansion Space) shall be returned to Tenant, to the extent not applied pursuant to the terms and conditions of the Lease, which shall be accomplished by Tenant through the amendment of the Current Lease Letter of Credit to reflect such reduced amount.

4.Other Pertinent Provisions.  Landlord and Tenant agree that the Current Lease shall be amended in the following additional respects:

4.1Parking.  Effective as of the Expansion Space Commencement Date, Tenant shall have the exclusive right to use all of the parking areas at the Property (i.e., all of Tenant’s parking rights under the MaPs Lease and the Current Lease) subject to the terms of the Lease and this Section.  All such parking shall be provided by Landlord to Tenant at no additional charge to Tenant (except for costs properly charged as Operating Expenses). Effective as of the Expiration Date or Fourth Expansion Space Expiration Date, as applicable, Tenant’s parking rights under the Lease shall be reduced by the number of parking spaces determined based on the pro rata rentable square footage to reflect the expiration of the Term with respect to the Surrender Premises. In no event shall Landlord reduce the number of parking spaces at the Property or the number of parking spaces located in the parking garage on the lower level of the Building with direct access to the Building lobby serving the Premises, in each case below the number of spaces existing on the date of this Amendment, excepting only (i) as required by applicable law, regulation or order, or (ii) with respect to any Surrender Premises, as set forth in the immediately preceding sentence.

4.2General Indemnity.  References to “The Prudential Life Insurance Company of America” in Section 12.01 of the Original Lease shall be deleted in its entirety and replaced with “TechCore LLC and California Public Employees’ Retirement System” in lieu thereof.

4.3Deleted Lease Provisions.  The following terms and provisions are hereby deleted in the entirety and shall be of no further force or effect:  (i) Article 24 of the Original Lease (Right of First Offer), (ii) Section 2 of the Second Amendment (Qualifying Conditions), (iii) Section 9 of the Fourth Amendment (Extension Options); (iv) Section 11.8 of the Fourth Amendment (Prior Tenant Lease); and (v) Section 11.8 of the Fifth Amendment (MHTC Lease Amendment).

4.4Notices.  The addresses for Landlord and Tenant for purposes of the delivery of notices under the Lease are as follows, or such other address(es) as Landlord or Tenant may designate by written notice to each other after the date of this Amendment.

If to Landlord:	GI TC 850 Winter Street, LLC 125 High Street, Suite 211 Boston, Massachusetts 02110 Attn: Property Manager
With a copy to:	GI TC 850 Winter Street, LLC c/o GI Partners 188 The Embarcadero, Suite 700 San Francisco, California 94105 Attn: Asset Manager for 850 Winter St., Waltham, MA
With a copy to:	Munger, Tolles & Olson LLP 350 South Grand Avenue, 50th Floor Los Angeles, California 90071 Attn: George Fatheree, Esq.
If to Tenant:	Alkermes, Inc. 852 Winter Street Waltham, Massachusetts 02541 Attn: General Counsel
With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, Massachusetts 02110 Attn: Jonathan N. Nichols, Esq.

5.Landlord and Tenant Representations and Warranties.  Tenant hereby represents and warrants to Landlord that the following are true as of date hereof: (a) Tenant is a corporation duly formed and existing in good standing under the laws of the state of its organization; (b) Tenant is registered and duly authorized to do business as a foreign entity in the state in which the Premises is located; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized on behalf of Tenant by all requisite action, and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, (d) this Amendment is a valid and binding obligation of Tenant enforceable in accordance with its terms, (e) Tenant has not assigned or encumbered its interest in the Lease or any part thereof; (f) there exists no sublease, license or other agreement relative to the use or occupancy of the Current Premises or any part thereof; (g) except for the Tenant Improvement Allowance set forth in this Amendment, Landlord has fulfilled all of its obligations, if any, under the Current Lease with respect to the construction of improvements in the Current Premises; and (h) to Tenant’s knowledge, neither Landlord nor Tenant is in breach or default of any of its respective obligations under the Current Lease.  Landlord hereby represents and warrants to Tenant that the following are true as of the date hereof: (u) Landlord is a limited liability company duly formed and existing in good standing under the laws of the state of its organization; (v) Landlord is registered and duly authorized to do business as a foreign entity in the state in which the Premises is located, (w) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action, and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, (x) this Amendment is a valid and binding obligation of Landlord enforceable in accordance with its terms, and (y) to Landlord’s knowledge, neither Landlord nor Tenant is in breach or default of any of its respective obligations under the Current Lease.  The representations and warranties set forth in this Section shall survive the expiration or earlier termination of the term of the Lease.

6.Miscellaneous.

6.1This Amendment, including Exhibit A, Exhibit B and Schedule I attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.

6.2Except as herein modified or amended, the provisions, conditions and terms of the Current Lease shall remain unchanged and in full force and effect.  In the case of any inconsistency between the provisions of the Current Lease and this Amendment, the provisions of this Amendment shall govern and control.  The capitalized terms used in this Amendment shall have the same definitions as set forth in the Current Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

6.3Submission of this Amendment by Landlord is not an offer to enter into this Amendment.  Landlord, Tenant and Guarantor shall not be bound by this Amendment until this Amendment has been fully-executed and delivered.  Landlord and Tenant agree that the effectiveness of this Amendment is expressly conditioned upon the Existing Mortgagee’s written consent to this Amendment subject to the terms of this Section 6.3.  In the event Tenant does not receive a copy of such written consent from the Existing Mortgagee on or before the date which is ninety (90) days following the date of this Amendment, then, following the expiration of such ninety (90) day period, Tenant shall have thirty (30) days to terminate this Amendment upon written notice to Landlord.  If Tenant timely elects in writing to terminate this Amendment, then this Amendment shall terminate immediately and be null and void and of no further force or effect and Tenant shall not be deemed to have withdrawn Tenant’s extension notices with respect to the first extension options under the Current Lease and MaPs Lease, or to have waived Tenant’s right to submit the determination of Market Rent with respect to Tenant’s first extension options to arbitration pursuant to the provisions of the Current Lease and the MaPs Lease.  Landlord agrees to use commercially reasonable efforts to obtain written confirmation (which may be in the form of an amendment to the existing Subordination, Non-Disturbance and Attornment Agreement or an amended and restated Subordination, Non-Disturbance and Attornment Agreement) from the Existing Mortgagee that the Current Lease, as amended by this Amendment, remains subject to the existing Subordination, Non-Disturbance and Attornment Agreement.

6.4Landlord and Tenant hereby each represent and warrant to the other that it has dealt with no real estate broker, finder or agent in connection with this Amendment, other than JLL, which represented Tenant (the “Broker”).  Landlord and Tenant each agree to indemnify, protect, defend and hold harmless the other from and against any and all losses, liabilities, damages, claims, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by the other in connection with any leasing commissions or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, finder or agent other than the Broker in connection with this Amendment or the transaction contemplated hereby.  Landlord and Tenant shall each be responsible for one-half (1/2) of the fees payable to Broker in connection with this Amendment pursuant to separate written agreements.

6.5Landlord and Tenant represent and warrant to each other that the signatory executing this Amendment on behalf of such respective party has the authority to execute and deliver the same on behalf of such party.

6.6Notwithstanding anything to the contrary contained in the Lease, (i) redress for any claim against Landlord under the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property, and (ii) the obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any other form of special, indirect or consequential damages.

6.7This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.8The counterparts of this Amendment may be executed and delivered by facsimile or other electronic means and the parties may rely on the receipt of such counterpart so executed and delivered by facsimile or other electronic means as if the original had been received.  Signatures in pdf form or other electronic means (including, without limitation, DocuSign) delivered by electronic mail shall have the same binding effect as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

GI TC 850 WINTER STREET, LLC,
a Delaware limited liability company

By:	/s/ Tony Lin
	Name:	Tony Lin
	Title:	Authorized Person

TENANT:

ALKERMES, INC.,
a Pennsylvania corporation

By:	/s/ Mike Landine
	Name:	Mike Landine
	Title:	SVP

By:	/s/ Jim Frates
	Name:	Jim Frates
	Title:	CFO

[Signature page to Sixth Amendment to Lease]

The undersigned (“Guarantor”): (i) hereby consents and agrees to the modifications and all other matters contained in this Amendment; (ii) reaffirms to Landlord each of the representations, warranties, covenants and agreements of Guarantor set forth in that certain Guaranty dated May 16, 2014, executed by Guarantor in connection with the Current Lease (the “Guaranty”), with the same force and effect as if each such representation, warranty, covenant and agreement were separately stated in this Amendment and made as of the date of this Amendment; (iii) reaffirms to Landlord that it satisfies the Financial Test (as defined in the Third Amendment) as of the date of this Amendment; and (iv) acknowledges and agrees that the Guaranty will continue in full force and effect with respect to the Current Lease, as amended by this Amendment, and that all references in the Guaranty to the “Lease” are hereby amended to refer to the Current Lease, as amended by this Amendment.

Guarantor hereby notifies Landlord that the Guarantor’s agent for service of process listed in Section 10 of the Guaranty has been changed to: Goulston & Storrs PC, 400 Atlantic Avenue, Boston, Massachusetts 02110, Attn: Jonathan N. Nichols, Esq.

GUARANTOR:

ALKERMES, PLC,
an Irish public limited company

By:	/s/ Tom Riordan
	Name:	Tom Riordan
	Title:	Assistant Company Secretary

[Signature page to Sixth Amendment to Lease]

Exhibit A

Expansion Space

Exhibit B

Approved Tenant Improvements

Schedule I

Base Rent

1.All such Base Rent set forth below shall be payable by Tenant in accordance with the terms of the Current Lease.  Notwithstanding anything contained in the Current Lease to the contrary, Base Rent shall be payable as follows:

a.commencing on the Expansion Space Commencement Date, the Base Rent payable by Tenant for the Premises (excluding the Fourth Expansion Space) shall be Five Million Six Hundred Sixty Six Thousand Nine Hundred Sixteen and 00/100 Dollars ($5,666,916.00) per annum, payable in equal monthly installments of Four Hundred Seventy-Two Thousand Two Hundred Forty Three and 00/100 Dollars ($472,243.00), calculated at the rate of Thirty Four Dollars ($34.00) per rentable square foot of the Premises (excluding the Fourth Expansion Space) per annum, and shall increase on May 1, 2022 and on each May 1 thereafter during the Premises First Extension Term, by two and twenty-five one hundredths percent (2.25%) on a cumulative, compounded basis.

b.commencing on September 1, 2021, the Base Rent payable by Tenant for the Fourth Expansion Premises shall be Four Hundred Fifty Four Thousand Four Hundred Ten and 00/100 Dollars ($454,410.00) per annum, payable in equal monthly installments of Thirty Seven Thousand Eight Hundred Sixty Seven and 50/100 Dollars ($37,867.50), calculated at the rate of Thirty Four Dollars ($34.00) per rentable square foot of the Fourth Expansion Premises per annum, and shall increase on November 1, 2022 and each November 1 thereafter during the Fourth Expansion Space First Extension Term, by two and twenty-five one hundredths percent (2.25%) on a cumulative, compounded basis.

c.commencing on September 1, 2021, the Storage Base Rent (as defined in the Fourth Amendment) payable by Tenant shall be Five Thousand Two Hundred Ninety Five and 00/100 Dollars ($5,295.00) per annum, payable in equal monthly installments of Four Hundred Forty-One 25/100 Dollars ($441.25), calculated at the rate of Fifteen Dollars ($15.00) per rentable square foot of the Storage Space (as defined the Fourth Amendment) per annum, and shall increase on November 1, 2022 and each November 1 thereafter during the Fourth Expansion Space First Extension Term, by two and twenty-five one hundredths percent (2.25%) on a cumulative, compounded basis.

2.Notwithstanding the foregoing, Base Rent (and, as applicable, Storage Base Rent) payable with respect to (i) the Premises (excluding the Fourth Expansion Space) shall be abated for the months of March 2021 and April 2021 and (ii) the Fourth Expansion Space shall be abated for the months of September 2021 and October 2021; provided, however, Tenant shall not be entitled to such abatement so long as an Event of Default has occurred under the Lease which has not been cured after the giving of any required notice and expiration of any applicable period of cure or grace; provided, further, that upon the occurrence of any such Event of Default, Tenant’s right to such abatement shall be suspended and tolled during the pendency of such Event of Default, and if, as and when said Event of Default is cured by Tenant in accordance with the terms and conditions of the Lease, then said suspension shall cease and said right to abatement shall resume (such that, provided Tenant cures such Event of Default and there are no other uncured

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Events of Default, Base Rent be abated for two (2) months with respect to the Premises (excluding the Fourth Expansion Space) and the Fourth Expansion Space), in accordance with and subject to all of the terms and conditions of this Section.  During the period of such abatement, Tenant shall have no obligation to pay Base Rent (or, as applicable, Storage Base Rent); provided however, Tenant shall continue to be responsible for the payment of all other monetary obligations under the Lease, including, without limitation, Additional Rent.

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